Exhibit 99.1

Longevity Acquisition Corporation Announces Extension of Deadline to Complete a Business Combination

NEW YORK, November 20, 2020 /PRNewswire/ -- Longevity Acquisition Corporation (NASDAQ: LOAC) (the "Company"), a publicly-traded special purpose acquisition company, announced today that it has elected to extend the date by which it has to consummate a business combination from November 30, 2020 to May 29, 2021 (the “Extension”).

At a special meeting (the "Special Meeting") of shareholders held on November 20, 2020, the Company's shareholders approved an amendment to the Company’s charters to effect the Extension and subsequently, the Company filed the amendment to its charters with the Registry of Corporate Affairs in the British Virgin Islands.

As a result, the Company now has until May 29, 2021 to consummate its proposed business combination with 4D Pharma PLC (“4D”) that it announced in its Form 8-K filed with the Securities and Exchange Commission on October 22, 2020 (the “Merger”), thereby allowing sufficient time for satisfaction of the remaining conditions to the Merger, including 4D’s filing of a registration statement on Form F-4 (the "Registration Statement") in order to allow 4D to apply to admit its American Depositary Shares for trading on NASDAQ and the convening of a shareholder meeting of both the Company’s shareholders and 4D’s shareholders.

About LOAC

LOAC is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. LOAC is contemplating a proposed business combination with 4D Pharma PLC, a public limited company incorporated under the laws of England and Wales pursuant to an agreement and plan of merger dated October 21, 2020 as disclosed in a Form 8-K filed with the Securities and Exchange Commission on October 22, 2020. LOAC is sponsored by Whale Management Corporation, a BVI business company with limited liability.

Forward-Looking Statements

This press release and the exhibits hereto include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, LOAC’s expectations with respect to future performance, anticipated financial impacts of the proposed business combination, approval of the business combination transactions by security holders, the satisfaction of the closing conditions to such transactions and the timing of the completion of such transactions.

Contact:

Matthew Chen

Longevity Acquisition Corporation

+ (86) 21-60832028

mchen@lonacq.com